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                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549


                           SCHEDULE 13G


             UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO.   )*



                    SI DIAMOND TECHNOLOGY, INC.
                         (Name of Issuer)


                  COMMON STOCK, $0.001 PAR VALUE
                  (Title of Class of Securities)


                            784249104

                          (CUSIP Number)


Check the following box if a fee is being paid with this statement

 <checked-box>

 .   (A  fee  is not required only if the filing person:  (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 784249104                          13G              PAGE 2 OF 6 PAGES


     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Citadel Investment Management, L.P.
           FEIN: 36-3754834

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)<square>
                                                               (b)<checked-box>
     3     SEC USE ONLY
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
                                5    SOLE VOTING POWER - Reporting person has
         NUMBER OF                   voting and dispositive power of shares of
          SHARES                     Series E Preferred Stock which are
       BENEFICIALLY                  convertible into 1,664,156 shares of common
         OWNED BY                    stock.
           EACH
         REPORTING
          PERSON
           WITH
                                6    SHARED VOTING POWER

                                      -0-
                                7    SOLE DISPOSITIVE POWER

                                     See Item 5 above
                                8    SHARED DISPOSITIVE POWER

                                      -0-
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Item 5 above
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.4%
    12     TYPE OF REPORTING PERSON*

           IA

                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 784249104                          13G              PAGE 3 OF 6 PAGES



     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


           Kenneth C. Griffin

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)<square>
                                                               (b)<checked-box>

     3     SEC USE ONLY
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
                                5    SOLE VOTING POWER - Reporting person has
         NUMBER OF                   voting and dispositive power of shares of
          SHARES                     Series E Preferred Stock which are
       BENEFICIALLY                  convertible into 1,664,156 shares of common
         OWNED BY                    stock.
           EACH
         REPORTING
          PERSON
           WITH
                                6    SHARED VOTING POWER

                                7    SOLE DISPOSITIVE POWER

                                     See Item 5 above
                                8    SHARED DISPOSITIVE POWER
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Item 5 above
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.4%
    12     TYPE OF REPORTING PERSON*

           HC

                       *SEE INSTRUCTION BEFORE FILLING OUT!

     STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G

ITEM 1.

     (A)  NAME OF ISSUER

          SI Diamond Technology, Inc.

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          12100 Technology Boulevard
          Austin, Texas  78727

ITEM 2.

     (A)  NAME OF PERSON FILING

          Citadel Investment Management, L.P. and Kenneth C. Griffin

     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE

          225 West Washington Street, 9th Floor
          Chicago, Illinois 60606

     (C)  CITIZENSHIP

          U.S. for both persons filing

     (D)  TITLE OF CLASS OF SECURITIES

          Common Stock, $0.001 par value

     (E)  CUSIP NUMBER

          784249104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     <square>(A)  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT.

     <square>(B)  BANK, AS DEFINED IN SECTION 3(A)19 OF THE ACT.

     <square>(C)   INSURANCE  COMPANY  AS DEFINED IN SECTION 3(A)(19) OF THE
          ACT.

     <square>(D)   INVESTMENT COMPANY REGISTERED  UNDER  SECTION  8  OF  THE
          INVESTMENT COMPANY ACT.

     <checked-box>(E)   INVESTMENT  ADVISOR  REGISTERED UNDER SECTION 203 OF
          THE INVESTMENT ADVISERS ACT OF 1940.   (WITH  RESPECT  TO  CITADEL
          INVESTMENT MANAGEMENT, L.P. ONLY)

     <square>(F)   EMPLOYEE  BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT  TO
          THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE <section> 240.13D-1(B)(1)(II)(F).

     <checked-box>(G)  PARENT HOLDING COMPANY,  IN ACCORDANCE WITH <section>
          240.13D-1(B)(II)(G).  (WITH RESPECT TO MR. GRIFFIN ONLY).
          IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B)(2), CHECK THIS BOX <square>

ITEM 4.   OWNERSHIP

     (A)  AMOUNT BENEFICIALLY OWNED

          1,664,156  (right  to  acquire on conversion of Series E Preferred
          Stock)

     (B)  PERCENT OF CLASS

          12.4%

     (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE

               1,664,156 (right to acquire on conversion of Series E Preferred Stock)

          (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

               -0-

          (III)SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

               1,664,156 (right to acquire on conversion of Series E Preferred Stock)

          (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

               -0-

INSTRUCTION: For computations regarding securities which respect a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          158 and 148 shares of Series E Preferred Stock are owned by Nelson Partners and Olympus Securities, Ltd., respectively. These entities have the right to receive the dividends from and to proceeds from the sale of the shares of Common Stock into which the shares of Series E Preferred Stock are convertible. Citadel Investment Management, L.P. is the managing general partner of Nelson Partners and the investment advisor for Olympus Securities, Ltd. so it has the power to vote and dispose of the securities held by these entities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Mr.  Griffin  is  the  general  partner   of   Citadel  Investment
          Management,  L.P. which is a registered investment  advisor  under
          Section 203 of the Investment Advisors Act of 1940, as amended.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                              Date:         AUGUST 6, 1996

                              Citadel Investment Management, L.P.

                              By:/S/ KENNETH C. GRIFFIN
                                   Signature

                              KENNETH C. GRIFFIN, GENERAL PARTNER
                              Name/Title

                              /S/ KENNETH C. GRIFFIN
                              Kenneth C. Griffin